EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2013 FINANCIAL RESULTS

•                               Net revenues of $129.2 million and net income of $6.4 million, or $0.52 per diluted share, for the three months ended March 31, 2013, compared to net revenues of $158.9 million and net income of $15.2 million, or $1.23 per diluted share, for the same period of fiscal 2012.

•                               In the second quarter of fiscal 2013, the Company invested $13.7 million in capital projects, which brings year-to-date capital investment to $22.7 million.

•                               Backlog was $207.0 million at March 31, 2013, a decrease of 2.2% from $211.7 million at December 31, 2012.

•                               Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 2, 2013 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2013.  The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.22 per outstanding share payable June 17, 2013 to stockholders of record as of June 3, 2013.

“In the second quarter of fiscal 2013, we experienced slowing demand in our aerospace engine products market as the supply chain continued its cautious buying and order entry pattern from the first quarter.  We saw moderate increases in demand in our land-based gas turbine market as our manufacturing and distribution network enabled us to meet several quick-leadtime customer requirements.  We also experienced moderate increases in our chemical processing market due to our technical group’s ability to develop some new application wins,” said Mark Comerford, President and Chief Executive Officer.  “Market conditions remain extremely competitive, and market visibility in the near-term is uncertain as to the direction of order entry and how quickly pricing may solidify.  Pricing, volumes per order, backlogs and leadtimes are all under competitive pressures as we navigate through this challenging economic environment.  We’re pleased with the responsiveness of our operations to recent customer requirements, and we’re focused on our ongoing operational efficiency improvements and capacity growth initiatives.   Longer term, we believe we are well-positioned with our value-added products, proprietary alloys and additional capacity to meet the anticipated long-term growth requirements of our core target markets when the economy recovers.”

Quarterly Results

Net Revenues.   Net revenues were $129.2 million in the second quarter of fiscal 2013, a decrease of 18.7% from $158.9 million in the same period of fiscal 2012.   Volume was 5.6 million pounds in the second quarter of fiscal 2013, a decrease of 13.8% from 6.5 million pounds in the same period of fiscal 2012.  The aggregate average selling price was $23.15 per pound in the second quarter of fiscal 2013, a decrease of 5.7% from $24.54 per pound in the same period of fiscal 2012.  Average selling price decreased due to lower raw material prices, a lower-value product mix and reduced customer demand as a result of uncertain economic times.  The Company’s consolidated backlog was $207.0 million at March 31, 2013, a decrease of 2.2% from $211.7 million at December 31, 2012.  This decrease reflects an 8.3% decrease in backlog average selling price partially offset by a 6.6% increase in backlog pounds.

Gross Profit.                           As a result of the above factors, gross profit was $20.1 million for the second quarter of fiscal 2013, a decrease of $14.5 million, or 41.8%, from the same period of fiscal 2012. Gross profit as a percentage of net revenue was 15.5% in the second quarter of fiscal 2013 as compared to 21.7% in the same period of fiscal 2012.

Selling, General and Administrative Expense.   Selling, general and administrative expense was $9.4 million for the second quarter of fiscal 2013, a decrease of $1.3 million, or 11.9%, from $10.7 million in the same period of fiscal 2012 due to reduced costs for incentive compensation programs and certain cost management initiatives.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.3% for the second quarter of fiscal 2013 compared to 6.7% for the same period of fiscal 2012 primarily due to decreased revenues.

Research and Technical Expense.   Research and technical expense was $0.9 million, or 0.7% of revenue, for the second quarter of fiscal 2013.  Research and technical expense was $0.8 million, or 0.5% of revenue, for the second quarter of fiscal 2012.

Operating Income.   As a result of the above factors, operating income in the second quarter of fiscal 2013 was $9.8 million, a decrease of 57.4% compared to operating income of $23.0 million in the same period of fiscal 2012.

Income Taxes.   Income taxes were an expense of $3.4 million in the second quarter of fiscal 2013, a decrease of $4.5 million from an expense of $7.9 million in the same period of fiscal 2012.  The effective tax rate for the second quarter of fiscal 2013 was 34.5%, compared to 34.2% in the same period of fiscal 2012. The increased tax rate was primarily due to increased state tax rates.

Net Income.   As a result of the above factors, net income in the second quarter of fiscal 2013 was $6.4 million, a decrease of $8.7 million, or 57.5%, from net income of $15.2 million in the same period of fiscal 2012.

Six Months Results

Net Revenues.   Net revenues were $243.5 million in the first six months of fiscal 2013, a decrease of 15.4% from $287.7 million in the same period of fiscal 2012 due to decreases in both volume and average selling price per pound.   Volume was 10.3 million pounds in the first six months of fiscal 2013, a decrease of 11.5% from 11.6 million pounds in the same period of fiscal 2012.  The aggregate average selling price was $23.72 per pound in the first six months of fiscal 2013, a decrease of 4.3% from $24.79 per pound in the same period of fiscal 2012.  Average selling price decreased due to reduced customer demand and lower-value product mix.  The Company’s consolidated backlog was $207.0 million at March 31, 2013, a decrease of 7.1% from $222.9 million at September 30, 2012.  The backlog average selling price declined by 13.4%, which was partially offset by an increase in backlog pounds of 7.2%.

Gross Profit.                           As a result of the above factors, gross profit was $38.9 million for the first six months of fiscal 2013, a decrease of $19.2 million, or 33.0%, from the same period of fiscal 2012. Gross profit as a percentage of net revenue was 16.0% in the first six months of fiscal 2013 as compared to 20.2% in the same period of fiscal 2012.

Selling, General and Administrative Expense.   Selling, general and administrative expense was $19.2 million for the first six months of fiscal 2013, a decrease of $1.3 million, or 6.2%, from $20.5 million in the same period of fiscal 2012.  Selling, general and administrative expense reductions were due to reduced costs for incentive compensation programs and certain cost management initiatives.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.9% for the first six months of fiscal 2013 compared to 7.1% for the same period of fiscal 2012 primarily due to decreased revenues.

Research and Technical Expense.   Research and technical expense was $1.7 million, or 0.7% of revenue, for the first six months of fiscal 2013. Research and technical expense was $1.6 million, or 0.5% of net revenues, in the same period of fiscal 2012.

Operating Income.   As a result of the above factors, operating income in the first six months of fiscal 2013 was $17.9 million, a decrease of 50.1% compared to operating income of $35.9 million in the same period of fiscal 2012.

Income Taxes.   Income taxes were an expense of $5.7 million in the first six months of fiscal 2013, a decrease of $6.7 million from $12.4 million in the same period of fiscal 2012.  The effective tax rate for the first six months of fiscal 2013 was 31.6%, compared to 34.4% in the same period of fiscal 2012.  The decrease in the effective tax rate was due to a change in the California tax law that took effect in November 2012, which increased the deferred tax asset and lowered tax expense for the first quarter of fiscal 2013 by $0.6 million.

Net Income.   As a result of the above factors, net income in the first six months of fiscal 2013 was $12.3 million, a decrease of $11.3 million, or 48.0%, from net income of $23.6 million in the same period of fiscal 2012.

Sequential Net Revenue and Gross Profit Margin Performance

The second quarter of fiscal 2013 achieved higher revenue and gross profit than the first quarter of fiscal 2013; however, the gross profit margin percentage declined to 15.5%. Average selling price per pound was negatively impacted during the quarter by a lower value mix, lower metal prices and increased competition.

For the second quarter of fiscal 2013, net revenues increased by $14.9 million from the first quarter of fiscal 2013, volume increased by 0.9 million pounds and net income increased by $0.6 million during this period.

Backlog

Backlog was $207.0 million at March 31, 2013, a decrease of approximately $4.7 million, or 2.2%, from $211.7 million at December 31, 2012. The backlog dollars declined during the second quarter of fiscal 2013 due to an 8.3% decrease in backlog average selling price for the quarter, largely offset by a 6.6% increase in backlog pounds.  The reduction in the backlog during the second quarter resulted from reduced order entry pricing and a lower-valued mix of products in the backlog.

Management believes that customers continue to exercise caution in making purchases due to the current uncertain economic conditions associated with slow economic growth and due to the decreasing cost of nickel.  The backlog for the aerospace and chemical processing markets declined in the second quarter of fiscal 2013. Management believes the reduction is a result of customers adjusting their inventory levels within the supply chain and an overall lack of large project orders.  The backlog for the land-based gas turbine market increased in the second quarter of fiscal 2013 due to stronger order entry levels.

Subsequent Event

On April 19, 2013 the Company’s research and administrative facilities in Kokomo, Indiana were affected by a flood.  Manufacturing operations in Kokomo are conducted in separate facilities and were not interrupted by the flood.  The Company is working closely with flood mitigation experts to repair the damage to its research and administrative facilities as quickly as possible.

The Company anticipates that the damage caused by the flood will have a minimal impact on its ability to complete quality control testing in order to allow shipment of finished product to customers in a timely manner.  The Company has insurance which includes coverage for flood risks, however, the amount of recovery of insurance proceeds has not yet been determined.  In addition, the Company cannot be certain that any insurance recovery would be recorded in the same quarter in which flood-related expenses are recognized.

Capital Investment

Management continues to believe in the long-term growth potential of the aerospace, land-based gas turbine and chemical processing markets. Therefore, the Company is continuing to implement the previously announced capital investment projects in line with plans to meet the expected long-term growth requirements of those target markets.  Capital investment in the second quarter of fiscal 2013 was approximately $13.7 million, which brings capital investment to approximately $22.7 million for the first half of fiscal 2013. The forecasts for capital investment in fiscal 2013 and fiscal 2014 are approximately $70.0 million and $39.0 million, respectively. Capital investment in fiscal 2012 was $25.9 million.

The actual and planned capital investments of approximately $135.0 million over the three year-period of fiscal 2012 through 2014 are expected to allow the Company to increase capacity, enhance product quality, reduce costs and improve working capital management. The Company anticipates that these significant investments will help the Company improve efficiency and meet expected long-term customer demand for volume and quality improvements.

Liquidity

During the first six months of fiscal 2013, the Company’s primary sources of liquidity were cash on-hand and cash from operations, as detailed below.  At March 31, 2013, the Company had cash and cash equivalents of $48.0 million compared to cash and cash equivalents of $46.7 million at September 30, 2012.

Net cash provided by operating activities was $29.1 million in the first six months of fiscal 2013 compared to net cash provided by operating activities of $6.6 million in the same period of fiscal 2012.  Items contributing to the difference include cash provided by lower accounts receivable of $12.9 million versus $4.6 million of cash used by accounts receivable in the same period of fiscal 2012. Additionally, cash used from inventory balances (net of foreign currency fluctuation) of $1.7 million was $21.5 million lower than cash used from inventory balances in the same period of fiscal 2012. Cash provided by operations was unfavorably impacted by net income of $12.3 million, compared to $23.6 million in the same period of fiscal 2012. Net cash used in investing activities was $22.7 million in the first six months of fiscal 2013 compared to $12.7 million in the first six months of fiscal 2012 as a result of higher capital expenditures.  Net cash used in financing activities in the first six months of fiscal 2013 included dividend payments of $5.4 million consistent with the first six months of fiscal 2012.

The Company’s sources of liquidity for fiscal 2013 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides for borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At March 31, 2013, the Company had cash of $48.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $296.8 million at March 31, 2013, a decrease of $14.4 million or 4.6% from $311.2 million at September 30, 2012. This decrease of $14.4 million resulted primarily from accounts receivable decreasing from the end of the fourth quarter of fiscal 2012. Working capital as a percentage of net revenues improved with a decrease from the end of fiscal 2012 due to slightly reduced inventory levels while net revenues increased. Continued improvement is expected throughout fiscal 2013.

Competition and Pricing

The Company is experiencing increased price competition in the marketplace relative to fiscal 2012, particularly in commodity type alloys in mill-direct project business. This competition continues to require the Company to aggressively price project business orders in these markets, which has unfavorably impacted the Company’s gross profit margin and net income.  As mill-direct lead times are decreasing, downward pressure on prices for service center transactional business is also occurring.

If market conditions improve, pricing competition in the high-performance alloy industry may begin to ease in future quarters.  The Company continues to respond to this competition by increasing emphasis on service centers, offering value-added services, improving its cost structure and focusing on delivery times and reliability.

Guidance

Management currently expects that net income for the third quarter of fiscal 2013 may be lower than net income for the second quarter as it is expected to continue to be unfavorably impacted by weaker pricing similar to that experienced during the first and second quarters.  Visibility in the marketplace remains poor and based upon continued economic uncertainty, level of bookings to date and feedback from key customers, management does not anticipate any significant recovery during the third quarter of fiscal 2013.

Earnings Conference Call

The Company will host a conference call on Friday, May 3, 2013 to discuss its results for the quarter ended March 31, 2013.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 3, 2013	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033
(International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, May 3, 2013 at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, June 3, 2013. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Conference: 413370

A replay of the Webcast will also be available at www.haynesintl.com until April 3, 2014.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high-performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2013 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2013	2012	2013

Net revenues	$158,882	$129,201	$287,733	$243,501
Cost of sales	124,347	109,117	229,707	204,643
Gross profit	34,535	20,084	58,026	38,858
Selling, general and administrative expense	10,687	9,414	20,503	19,225
Research and technical expense	814	852	1,579	1,710
Operating income	23,034	9,818	35,944	17,923
Interest income	(33)	(25)	(95)	(54)
Interest expense	24	17	50	34
Income before income taxes	23,043	9,826	35,989	17,943
Provision for income taxes	7,892	3,390	12,395	5,672
Net income	$15,151	$6,436	$23,594	$12,271
Net income per share:
Basic	$1.24	$0.52	$1.93	$1.00
Diluted	$1.23	$0.52	$1.92	$0.99

Dividend declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2012	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$46,740	$48,011
Accounts receivable, less allowance for doubtful accounts of $1,249 and $1,158 respectively	100,631	86,454
Inventories	263,236	262,715
Income taxes receivable	4,153	3,329
Deferred income taxes	9,933	9,749
Other current assets	1,532	2,306
Total current assets	426,225	412,564
Property, plant and equipment, net	124,652	141,743
Deferred income taxes—long term portion	68,255	67,165
Prepayments and deferred charges	1,777	1,820
Intangible assets, net	6,017	5,809
Total assets	$626,926	$629,101
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,471	$38,103
Accrued expenses	15,157	14,278
Revolving credit facility	—	—
Accrued pension and postretirement benefits	21,065	21,065
Deferred revenue—current portion	2,500	2,500
Total current liabilities	76,193	75,946
Long-term obligations (less current portion)	980	980
Deferred revenue (less current portion)	32,829	31,579
Non-current income taxes payable	339	339
Accrued pension and postretirement benefits	215,487	213,412
Total liabilities	325,828	322,256
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,287,790 and 12,342,985 shares issued, and 12,287,790 and 12,332,992 outstanding at September 30, 2012 and March 31, 2013, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	236,751	238,555
Accumulated earnings	163,426	170,274
Treasury stock, 0 shares at September 30, 2012 and 9,993 shares at March 31, 2013	—	(505)
Accumulated other comprehensive loss	(99,091)	(101,491)
Total stockholders’ equity	301,098	306,845
Total liabilities and stockholders’ equity	$626,926	$629,101

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2012	2013
Cash flows from operating activities:
Net income	$23,594	$12,271
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,092	6,437
Amortization	216	208
Pension and post-retirement expense - U.S. and U.K.	7,848	8,067
Stock compensation expense	1,042	712
Excess tax benefit from option exercises and restricted stock vesting	(1,122)	(494)
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	1,449	656
Loss on disposal of property	65	135
Change in assets and liabilities:
Accounts receivable	(4,612)	12,917
Inventories	(23,200)	(1,669)
Other assets	(298)	(827)
Accounts payable and accrued expenses	1,602	19
Income taxes	5,772	1,966
Accrued pension and postretirement benefits	(10,565)	(10,090)
Net cash provided by operating activities	6,633	29,058

Cash flows from investing activities:
Additions to property, plant and equipment	(12,690)	(22,731)
Net cash used in investing activities	(12,690)	(22,731)

Cash flows from financing activities:
Dividends paid	(5,397)	(5,423)
Proceeds from exercise of stock options	1,599	598
Payment for purchase of treasury stock	—	(505)
Excess tax benefit from option exercises and restricted stock vesting	1,122	494
Net cash used in financing activities	(2,676)	(4,836)

Effect of exchange rates on cash	60	(220)
Increase (decrease) in cash and cash equivalents	(8,673)	1,271

Cash and cash equivalents, beginning of period	60,062	46,740
Cash and cash equivalents, end of period	$51,389	$48,011